EXHIBIT 99.1

Chemung Financial Corporation Reports Second Quarter 2020 Net Income of $5.8 million, or $1.20 per Share

ELMIRA, N.Y., July 20, 2020 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $5.8 million, or $1.20 per share, for the second quarter of 2020, compared to $5.0 million, or $1.02 per share, for the second quarter of 2019.

“Our results in the second quarter reflected increased net interest income and a continued focus on expense management,” according to Anders M. Tomson, President and CEO of Chemung Financial Corporation. “Throughout the quarter, we processed a significant number of loans through the Small Business Administration’s Paycheck Protection Program to help support businesses and their employees in our communities. We were also able to assist our retail customers by waiving certain deposit fees and modifying or deferring loans. The positive results we achieved are due in large part to the dedication and flexibility of our employees as we navigated the COVID-19 pandemic throughout the second quarter,” Tomson added.

Second Quarter Highlights1:

  Total Assets increased to $2.1 billion, the first time over $2.0 billion in the Company's history

  Net interest income included $985 thousand in Paycheck Protection Program ("PPP") fees and increased $528 thousand from the prior quarter, to $15.6 million for the second quarter of 2020, the highest in the Company's history

  Total shareholders’ equity increased $12.0 million, or 6.55%

  Tangible book value per share increased from $32.74 to  $35.86, or 9.53% 2

  Book value per share increased from $37.35 to $40.51, or 8.46%

  Return on Average Assets in the second quarter increased to 1.15% from 0.55% in the previous quarter

  Average interest earning assets increased $215.5 million to $1.931 billion for the second quarter of 2020 when compared to average interest earning assets for the first quarter of 2020

  Loans, net of deferred fees, increased $188.8 million, or 14.42%

1 Balance sheet comparisons are calculated for June 30, 2020 versus December 31, 2019.
2 See GAAP to Non-GAAP Reconciliations, included within.

2nd Quarter 2020 vs 2nd Quarter 2019

Net Interest Income:

Net interest income for the current quarter totaled $15.6 million compared with $15.1 million for the same period in the prior year, an increase of $0.5 million, or 3.2%, due primarily to increases of $0.1 million in interest and dividend income on taxable securities and $0.1 million in interest income on loans, including fees, and a decrease of $0.7 million in total interest expense, offset by a decrease of $0.4 million in interest income on interest-earning deposits.

The increase in interest and dividend income on taxable securities was due primarily to an increase in average invested balances of $27.6 million. The increase in loan income was due primarily to an increase of $0.4 million in interest income on commercial loans primarily attributable to a $172.6 million increase in average balances on commercial loans and the receipt of $0.9 million of PPP fees, and an increase in interest income on mortgage loans, which can be attributed to an increase of $16.6 million in average balances on mortgage loans. These increases were offset by a decrease of $0.4 million in interest income on consumer loans which can be attributed to both decreases in average balances and average portfolio yield on consumer loans. The decrease in interest expense on deposits was due primarily to a $0.7 million decrease in interest-bearing checking, savings, and money market expenses which was due to the decreases in average rates paid on these products in response to the Federal Reserve's 50 and 100 basis point drops on overnight rates in March, 2020. The decrease in interest income on interest-earning deposits was due primarily to the sharp drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 2.58% in the second quarter of 2019 to 0.33% in the second quarter of 2020. Fully taxable equivalent net interest margin was 3.26% for the current quarter 2020, compared with 3.69% for the same period in the prior year. Average interest-earning assets increased $277.0 million in the current quarter 2020 compared to the same period in the prior year. The average yield on interest-earning assets decreased 62 basis points, while the average cost of interest-bearing liabilities decreased 28 basis points, as compared to the same period in the prior year.

Provision for loan losses for the current quarter totaled $0.3 million compared with $0.2 million for the same period in the prior year, an increase of $0.1 million. The increase in provision for loan losses was primarily due to revised projected loss estimates based on the current economic environment and response to the COVID-19 pandemic, offset by paydowns, recoveries and decreases in specific reserve allowances.

Non-Interest Income:

Total non-interest income for the current quarter remained substantially unchanged as compared to the same quarter in the prior year. Increases of $0.3 million in swap fee income, $0.3 million in net gains on sales of loans held for sale and $0.1 million in change in fair value of equity investments were offset by a decrease of $0.5 million in service charges on deposit accounts primarily attributable to a decrease in NSF and overdraft fees as compared to the same period in the prior year.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.2 million compared with $13.8 million for the same period in the prior year, a decrease of $0.6 million, or 4.3%. The decrease can be mostly attributed to decreases of $0.4 million in other non-interest expense, $0.1 million in pension and other employee benefits, and $0.1 million in other components of net periodic pension cost (benefits). The decrease in other non-interest expense can be primarily attributed to decreases in bank and client relations expenditures, as well as an overall decrease in spending during the second quarter of 2020, compared to the same period in 2019. The decrease in pension and other employee benefits was primarily attributed to a decrease in healthcare expenses in the current quarter as compared to the same quarter in the prior year. The decrease in other components of net periodic pension benefits was primarily attributed to a change in actuarial adjustments to the employee pension account.

Income Tax Expense:

Income tax expense for the current quarter was $1.4 million compared with $1.2 million for the same period in the prior year, an increase of $0.1 million, or 10.1%  The effective tax rate for the current quarter decreased to 18.9% compared with 19.8% for the same period in the prior year. The increase in income tax expense was primarily due to an increase in pretax income.

2nd Quarter 2020 vs 1st Quarter 2020

Net Interest Income:

Net interest income for the current quarter totaled $15.6 million compared with $15.1 million for the prior quarter, an increase of $0.5 million, or 3.5%, due primarily to a $0.5 million decrease in interest expense on deposits and a $0.4 million increase in interest income and fees from loans which was offset by decreases of $0.3 million in interest income on interest-earning deposits, and $0.1 million in interest and dividend income on taxable securities, compared to the prior quarter. The decrease in interest expense on deposits and interest income on interest-earning deposits and taxable securities were primarily due to the sharp decline in interest rates in the second quarter of 2020 as a result of the Federal Reserve's 50 and 100 basis point drops on overnight rates in March, 2020. The increase in interest income and fees from loans was primarily attributed to a $146.0 million increase in average loan balances in the second quarter and the receipt of $0.9 million of fees related to the Paycheck Protection Program (PPP), offset by decreased average yield due to the decline in interest rates. The average yield on loans fell from 4.37% in the first quarter of 2020 to 4.06% in the second quarter of 2020, the average yield on interest-earning deposits fell from 1.44% in the first quarter of 2020 to 0.33% in the second quarter of 2020, and the average cost of interest-bearing deposits fell from 0.46% in the first quarter of 2020 to 0.28% in the second quarter of 2020. Fully taxable equivalent net interest margin was 3.26% in the current quarter compared to 3.55% in the prior quarter. Average interest-earning assets increased $215.5 million in the current quarter, while the average yield on interest-earning assets decreased 41 basis points from 3.86% in the prior quarter to 3.45% in  the current quarter.

Provision for loan losses for the current quarter totaled $0.3 million compared with $3.1 million for the prior quarter, a decrease of $2.8 million. The Corporation is closely monitoring the loan portfolio for effects related to COVID-19 and as a result, increased qualitative factors resulting in an additional $1.8 million added to the allowance in the second quarter. This was offset by recoveries, decreases in specific allocations and a net decrease in the historical loss factors due to a large 2018 loan charge-off which no longer impacts the calculation. Year to date 2020, the Company has increased the allowance by $4.5 million for future estimated credit losses related to the COVID-19 pandemic.

Non-Interest Income:

Non-interest income for the current quarter was $5.1 million compared with $4.7 million for the prior quarter, an increase of $0.4 million, or 7.4%. The increase in non-interest income can be attributed to increases of $0.4 million in the change in fair value of equity investments, $0.2 million in net gains on sales of loans held for sale, $0.1 million in wealth management group fee income, and $0.1 million in other non-interest income, offset by a decrease of $0.4 million in service charges on deposit accounts. The increase in the change in fair value of equity investments was primarily due to a general increase in the equity markets during the second quarter of 2020, which also impacted the market value of assets under management by the wealth management group on which fee income is based. The increase in net gains on sales of loans held for sale was primarily due to an increase in loans originated and sold in the secondary market. The increase other non-interest income was due primarily to an increase in interest rate swap fees earned and a decrease in the swap valuation reserve. The decrease in service charges on deposit accounts was primarily attributed to a decrease in NSF and overdraft fees.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.2 million compared with $13.7 million for the prior quarter, a decrease of $0.5 million, or 3.8%. The decrease can be mostly attributed to decreases of $0.2 million in marketing and advertising expense, $0.2 million in other non-interest expense, and $0.2 million in pension and other employee benefits. The decreases in marketing and advertising expense and other non-interest expense were primarily attributed to reduced promotional efforts and a decrease in bank and client relations expenditures in the second quarter primarily due to the COVID-19 pandemic. The decrease in pension and other employee benefits was primarily attributed to a decrease in healthcare and payroll tax expenses.

Income Tax Expense:

Income tax expense for the current quarter was $1.4 million compared with $0.5 million for the prior quarter, an increase of $0.9 million in income tax expense.  The effective tax rate for the current quarter increased to 18.9% compared with 16.8% in the prior period.  The increase in income tax expense was primarily due to an increase in pretax income.

Asset Quality

Non-performing loans totaled $17.3 million at June 30, 2020, or 1.15% of total loans, compared with $18.0 million at December 31, 2019, or 1.38% of total loans. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $17.6 million, or 0.86% of total assets, at June 30, 2020, compared with $18.5 million, or 1.04% of total assets, at December 31, 2019. The decrease in non-performing loans can mostly be attributed to payments received on non-performing commercial loans and charge-offs, partially offset by additional commercial, mortgage  and indirect non-performing consumer loans. The decrease in non-performing assets can be attributed to the decrease in non-performing loans and sales of other real estate owned.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. In the second quarter of 2020, management again evaluated the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. Management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics.

Based on this analysis, the Corporation increased the allowance for loan losses in the second quarter by $1.8 million specifically related to the COVID-19 pandemic. The total provision for loan losses for the current quarter was $0.3 million due to offsets related to recoveries, decreases in specific allocations, a decrease in the historical loss factors due to a large 2018 loan charge-off which no longer impacts the calculation, and a decrease in substandard loans. Net charge-offs for the current quarter were $2.4 million, primarily related to the partial charge-off of a commercial loan, compared with $0.2 million for the same period in the prior year.

The allowance for loan losses was $24.1 million at June 30, 2020 compared with $23.5 million at December 31, 2019. The allowance for loan losses was 139.64% of non-performing loans at June 30, 2020 compared with 130.38% at December 31, 2019. The ratio of the allowance for loan losses to total loans was 1.61% at June 30, 2020 compared with 1.79% at December 31, 2019. The ratio of the allowance for loan losses to total loans excluding PPP loans was 1.84% at June 30, 2020. The increase in the allowance for loan losses can be mostly attributed to a $4.5 million increase in potential projected loss estimates in response to the COVID-19 pandemic, offset by a partial charge-off of a commercial loan, decreases in the specific reserve, the improvement of historical loss factors, and a decrease in substandard loans.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs.

On June 17, 2020 the New York legislature passed, and Governor Cuomo signed, new legislation which allows certain borrowers to extend the period of forbearance on a primary residence if financial hardship is demonstrated as a result of COVID-19. The Corporation anticipates that this new law could increase the amount of forbearance in the upcoming periods. As of June 30, 2020, the Corporation has deferred a total of $5.7 million in interest and principal payments for commercial borrowers, and a total of $2.0 million in interest and principal payments for consumer borrowers.

COVID-19 Loan Modifications As Of
	April 30, 2020			June 30, 2020
	Principal & Interest Deferred	# Clients	Total Loan Balance	Principal & Interest Deferred	# Clients	Total Loan Balance

Commercial	$5.5 million	170	$281.3 million	$5.7 million	175	$286.5 million
Retail and Residential	$1.7 million	806	$36.3 million	$2.0 million	921	$34.1 million

The above reflects the uncertain economic situation as of April 30, 2020 whereby the initial response by customers prompted a quick reaction to the unknown potential impact of COVID-19 on their business. Subsequently, customers may have reassessed their financial position prior to finalization of a modification, either modifying deferral requests or withdrawing the request altogether. In some cases, customers continued to make payments on modified loans. Of these modifications, 100% were considered current prior to the forbearance and primarily reflect deferrals for 90 days.

Balance Sheet Activity

Total assets were $2.051 billion at June 30, 2020 compared with $1.788 billion at December 31, 2019, an increase of $263.1 million, or 14.7%. The increase can be mostly attributed to increases of $29.8 million in interest-earning deposits in other financial institutions, $33.0 million in securities available for sale, at estimated fair value, $188.8 million in loans, net of deferred fees, and $9.6 million in accrued interest receivable and other assets, offset by an increase of $0.7 million in allowance for loan losses. The increase in interest earning deposits was due primarily to strong deposit growth in the first and second quarters. The increase in securities available for sale was due primarily to purchases of fixed income investments and an increase in the overall market value of investments. The increase in the market value of investments was directly related to the decline in interest rates. The increase in securities available for sale can be mostly attributed to purchases of $39.7 million and an increase in the value of the portfolio of $10.4 million due to decreases in interest rates, offset by $21.1 million in maturities and paydowns. The increase in loans was due primarily to the growth of $186.8 million in commercial loans and $19.7 million in residential mortgages offset by a decrease of $17.7 million in consumer loans. $186.9 million of the increase in loans related to loans extended as part of the Paycheck Protection Program (PPP). The increase in other assets was due primarily to an increase of $11.4 million in interest rate swap assets.

Total liabilities were $1.856 billion at June 30, 2020 compared with $1.605 billion at December 31, 2019, an increase of $251.1 million, or 15.6%. The increase in total liabilities can primarily be attributed to increases of $239.1 million, or 15.2% in deposits, and $12.5 million in accrued interest payable and other liabilities. The increase in deposits was due primarily to increases of $62.6 million in consumer deposits, and $191.8 million in commercial deposits, offset by a decrease of $18.8 million in public deposits. The increase in deposits was partially due to the collection of $33.6 million in stimulus checks and $186.9 million in PPP loan disbursements. The increase in accrued interest payable and other liabilities was due primarily to an increase of $11.3 million in interest rate swap liabilities.

Total shareholders’ equity was $194.6 million at June 30, 2020 compared with $182.6 million at December 31, 2019, an increase of $12.0 million, or 6.5%. The increase in retained earnings of $5.8 million was due primarily to net income of $8.3 million offset by $2.5 million in dividends declared. The increase in accumulated other comprehensive income of $7.9 million can mostly be attributed to an increase in the fair market value of the securities portfolio.  Treasury stock increased $2.2 million primarily due to the Corporation's common stock repurchase program. As of June 30, 2020, 120,490 shares have been repurchased at an average cost of $27.12 per share.

The total equity to total assets ratio was 9.49% at June 30, 2020 compared with 10.22% at December 31, 2019.  The tangible equity to tangible assets ratio was 8.49% at June 30, 2020 compared with 9.07% at December 31, 2019.  Book value per share increased to $40.51 at June 30, 2020 from $37.35 at December 31, 2019.  As of June 30, 2020, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.861 billion at June 30, 2020, including $289.0 million of assets under management or administration for the Corporation, compared to $1.915 billion at December 31, 2019, including $289.7 million of assets under management or administration for the Corporation, a decrease of $54.3 million, or 2.8%. The decrease in total assets under management or administration can be mostly attributed to a decrease in the market value of total assets.

As previously announced on March 18, 2020, the Corporation's Board of Directors approved a stock repurchase program which replaces the previously authorized repurchase program. Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. As of June 30, 2020, the Corporation repurchased 120,490 shares of common stock at a total cost of $3.3 million under its share repurchase program. The weighted average cost was $27.12 per share repurchased. Remaining buyback authority under the share repurchase program was 129,510 shares at June 30, 2020.

CHEMUNG FINANCIAL'S COVID-19 PANDEMIC UPDATE

The second quarter of 2020 was truly one of the most extraordinary in the history of the Corporation. During this uncertain time, the Corporation remained true to the two main goals management set at the start of the COVID-19 pandemic: ensure a healthy and safe work environment for our colleagues, clients and the communities we assist, and provide top-tier financial services that our communities depend on in a manner that is accessible, reliable and efficient. We continued to provide these essential banking services to our clients and the communities, pivoting to offer banking transactions through newly created walk-up windows, as well as our drive-up windows. More complex transactions were handled inside our lobbies, by appointment only. At all times, social distancing, sanitizing and facial coverings were required. As of the date of this press release, 29 of our 32 offices have fully re-opened to normal business hours.

The Corporation successfully navigated the processes set forth by the Small Business Administration and assisted customers and non-customers alike through the Paycheck Protection Program (PPP). As of June 30, 2020, the Bank received 1,370 applications, of which 1,195 were processed, and 1,167 or $186.9 million were funded under the PPP, impacting approximately 19,000 employees of the approved businesses in our communities. As of the date of this press release, the Corporation is preparing to assist the businesses who received PPP loans with the forgiveness-application phase of the program.

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, securities sold under agreements to repurchase, and other borrowings. As of June 30, 2020, the Corporation's cash and cash equivalents balance was $155.2 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of June 30, 2020, the Corporation's investment in securities available for sale was $317.1 million, $126.0 million of which was not pledged as collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $124.9 million, as of June 30, 2020. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during the first half of 2020 due to the COVID-19 crisis. Nor has the Corporation experienced any significant or unusual activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the changing environment caused by the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products during the second half of 2020 and potentially beyond. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.1 billion financial services holding company headquartered in Elmira, New York and operates 32 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995.  The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release.  All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements.  These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend."  The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct.  The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2019 Annual Report on Form 10-K.  These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746.  Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(in thousands)	2020	2020	2019	2019	2019
ASSETS
Cash and due from financial institutions	$28,689	$27,522	$25,203	$36,497	$32,622
Interest-earning deposits in other financial institutions	126,473	116,936	96,701	109,801	83,838
Total cash and cash equivalents	155,162	144,458	121,904	146,298	116,460

Equity investments	2,169	1,999	2,174	2,065	2,079

Securities available for sale	317,061	299,075	284,090	267,529	269,286
Securities held to maturity	3,597	3,001	3,115	3,420	4,090
FHLB and FRB stocks, at cost	3,150	3,099	3,099	3,091	3,091
Total investment securities	323,808	305,175	290,304	274,040	276,467

Commercial	1,065,901	895,741	879,085	878,703	855,298
Mortgage	207,999	192,722	188,338	184,013	183,835
Consumer	224,098	231,998	241,796	243,922	249,238
Loans, net of deferred loan fees	1,497,998	1,320,461	1,309,219	1,306,638	1,288,371
Allowance for loan losses	(24,130)	(26,233)	(23,478)	(23,923)	(19,656)
Loans, net	1,473,868	1,294,228	1,285,741	1,282,715	1,268,715

Loans held for sale	1,491	801	1,185	1,313	624
Premises and equipment, net	21,395	21,781	22,417	22,962	23,605
Operating lease right-of-use assets	7,650	7,826	8,001	8,051	8,220
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	491	610	742	886	1,037
Accrued interest receivable and other assets	43,063	42,627	33,535	33,489	33,966
Total assets	$2,050,921	$1,841,329	$1,787,827	$1,793,643	$1,752,997

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$616,736	$469,535	$468,238	$472,600	$451,985
Interest-bearing demand deposits	246,470	210,493	200,089	208,222	188,843
Money market accounts	538,006	544,024	530,241	510,194	505,084
Savings deposits	239,334	217,789	212,393	215,665	217,434
Time deposits	170,710	166,262	161,177	169,825	177,792
Total deposits	1,811,256	1,608,103	1,572,138	1,576,506	1,541,138

Long-term advances and other debt	3,969	4,028	4,085	4,140	4,195
Operating lease liabilities	7,752	7,919	8,084	8,125	8,250
Accrued interest payable and other liabilities	33,355	30,832	20,893	22,828	21,027
Total liabilities	1,856,332	1,650,882	1,605,200	1,611,599	1,574,610

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,758	46,754	46,382	46,464	46,284
Retained earnings	159,505	154,926	153,701	150,759	150,063
Treasury stock, at cost	(13,869)	(11,204)	(11,710)	(11,956)	(12,062)
Accumulated other comprehensive loss	2,142	(82)	(5,799)	(3,276)	(5,951)
Total shareholders' equity	194,589	190,447	182,627	182,044	178,387
Total liabilities and shareholders' equity	$2,050,921	$1,841,329	$1,787,827	$1,793,643	$1,752,997

Period-end shares outstanding	4,804	4,905	4,889	4,874	4,868

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30, 2020		Percent	Six Months Ended June 30, 2020		Percent
(in thousands, except per share data)	2020	2019	Change	2020	2019	Change
Interest and dividend income:
Loans, including fees	$14,666	$14,570	0.7	$28,894	$29,059	(0.6)
Taxable securities	1,397	1,281	9.1	2,884	2,476	16.5
Tax exempt securities	265	306	(13.4)	536	579	(7.4)
Interest-earning deposits	144	525	(72.6)	542	1,233	(56.0)
Total interest and dividend income	16,472	16,682	(1.3)	32,856	33,347	(1.5)

Interest expense:
Deposits	827	1,544	(46.4)	2,113	3,005	(29.7)
Borrowed funds	55	37	48.6	90	74	21.6
Total interest expense	882	1,581	(44.2)	2,203	3,079	(28.5)

Net interest income	15,590	15,101	3.2	30,653	30,268	1.3
Provision for loan losses	260	150	73.3	3,310	1,243	166.3
Net interest income after provision for loan losses	15,330	14,951	2.5	27,343	29,025	(5.8)

Non-interest income:
Wealth management group fee income	2,323	2,524	(8.0)	4,552	4,800	(5.2)
Service charges on deposit accounts	564	1,085	(48.0)	1,554	2,189	(29.0)
Interchange revenue from debit card transactions	982	1,024	(4.1)	1,907	2,055	(7.2)
Net gains on securities transactions	—	19	N/M	—	19	N/M
Change in fair value of equity investments	156	27	477.8	(90)	116	(177.6)
Net gains on sales of loans held for sale	288	29	893.1	363	77	371.4
Net gains (losses) on sales of other real estate owned	(48)	(3)	N/M	(77)	(86)	(10.5)
Income from bank owned life insurance	14	16	(12.5)	133	31	329.0
Other	801	365	119.5	1,468	810	81.2
Total non-interest income	5,080	5,086	(0.1)	9,810	10,011	(2.0)

Non-interest expense:
Salaries and wages	5,821	5,780	0.7	11,590	11,501	0.8
Pension and other employee benefits	1,334	1,473	(9.4)	2,850	3,018	(5.6)
Other components of net periodic pension and postretirement benefits	(243)	(141)	N/M	(508)	(282)	80.1
Net occupancy	1,430	1,478	(3.2)	2,952	3,045	(3.1)
Furniture and equipment	560	595	(5.9)	1,035	1,123	(7.8)
Data processing	1,939	1,873	3.5	3,853	3,600	7.0
Professional services	530	418	26.8	860	823	4.5
Amortization of intangible assets	119	151	(21.2)	251	314	(20.1)
Marketing and advertising	82	145	(43.4)	406	413	(1.7)
Other real estate owned expense	5	40	(87.5)	34	71	(52.1)
FDIC insurance	229	221	3.6	479	486	(1.4)
Loan expense	187	190	(1.6)	497	386	28.8
Other	1,231	1,600	(23.1)	2,677	2,822	(5.1)
Total non-interest expense	13,224	13,823	(4.3)	26,976	27,320	(1.3)

Income before income tax expense	7,186	6,214	15.6	10,177	11,716	(13.1)
Income tax expense	1,357	1,233	10.1	1,859	2,267	(18.0)
Net income	$5,829	$4,981	17.0	$8,318	$9,449	(12.0)

Basic and diluted earnings per share	$1.20	$1.02		$1.71	$1.94
Cash dividends declared per share	0.26	0.26		0.52	0.52
Average basic and diluted shares outstanding	4,850	4,866		$4,868	$4,863

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Six Months Ended
Consolidated Financial Highlights (Unaudited)	June 30,	March 30,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2020	2020	2019	2019	2019	2020	2019
RESULTS OF OPERATIONS
Interest income	$16,472	$16,384	$16,777	$16,808	$16,682	$32,856	$33,347
Interest expense	882	1,322	1,576	1,666	1,581	2,203	3,079
Net interest income	15,590	15,062	15,201	15,142	15,101	30,653	30,268
Provision (credit) for loan losses	260	3,050	261	4,441	150	3,310	1,243
Net interest income after provision for loan losses	15,330	12,012	14,940	10,701	14,951	27,343	29,025
Non-interest income	5,080	4,730	5,106	4,956	5,086	9,810	10,011
Non-interest expense	13,224	13,749	14,851	13,525	13,823	26,976	27,320
Income before income tax expense	7,186	2,993	5,195	2,132	6,214	10,177	11,716
Income tax expense	1,357	502	991	176	1,233	1,859	2,267
Net income	$5,829	$2,491	$4,204	$1,956	$4,981	$8,318	$9,449

Basic and diluted earnings per share	$1.20	$0.51	$0.87	$0.40	$1.02	$1.71	$1.94
Average basic and diluted shares outstanding	4,850	4,895	4,879	4,871	4,866	4,868	4,863
PERFORMANCE RATIOS
Return on average assets	1.15%	0.55%	0.93%	0.44%	1.15%	0.87%	1.09%
Return on average equity	12.22%	5.32%	9.14%	4.29%	11.51%	8.80%	11.18%
Return on average tangible equity (a)	13.83%	6.04%	10.43%	4.91%	13.27%	9.98%	12.92%
Efficiency ratio (unadjusted) (f)	63.99%	69.47%	73.13%	67.30%	68.47%	66.67%	67.83%
Efficiency ratio (adjusted) (a) (b)	63.15%	68.50%	72.08%	66.21%	67.44%	65.77%	66.74%
Non-interest expense to average assets	2.62%	3.06%	3.28%	3.05%	3.18%	2.83%	3.15%
Loans to deposits	82.70%	82.11%	83.28%	82.88%	83.60%	82.70%	83.60%
YIELDS / RATES - Fully Taxable Equivalent

Yield on loans	4.06%	4.37%	4.43%	4.50%	4.54%	4.21%	4.54%
Yield on investments	1.58%	2.20%	2.29%	2.36%	2.41%	1.87%	2.41%
Yield on interest-earning assets	3.45%	3.86%	3.92%	4.03%	4.07%	3.64%	4.07%
Cost of interest-bearing deposits	0.28%	0.46%	0.55%	0.60%	0.57%	0.37%	0.55%
Cost of borrowings	0.82%	3.58%	3.58%	3.53%	3.52%	1.18%	3.52%
Cost of interest-bearing liabilities	0.29%	0.47%	0.56%	0.61%	0.58%	0.38%	0.57%
Interest rate spread	3.16%	3.39%	3.36%	3.42%	3.49%	3.26%	3.50%
Net interest margin, fully taxable equivalent	3.26%	3.55%	3.56%	3.63%	3.69%	3.40%	3.69%
CAPITAL
Total equity to total assets at end of period	9.49%	10.34%	10.22%	10.15%	10.18%	9.49%	10.18%
Tangible equity to tangible assets at end of period (a)	8.49%	9.24%	9.07%	9.00%	8.99%	8.49%	8.99%
Book value per share	$40.50	$38.83	$37.35	$37.35	$36.64	$40.51	$36.64
Tangible book value per share (a)	35.86	34.25	32.74	32.69	31.95	35.86	31.95
Period-end market value per share	27.30	32.98	42.50	42.00	48.34	27.30	48.34
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	0.52	0.52
AVERAGE BALANCES
Loans and loans held for sale (c)	$1,456,080	$1,310,342	$1,303,349	$1,295,167	$1,290,923	$1,383,211	$1,293,547
Interest earning assets	1,931,107	1,715,562	1,705,766	1,665,793	1,654,156	1,823,335	1,663,372
Total assets	2,032,729	1,807,753	1,798,385	1,760,385	1,744,599	1,920,163	1,749,168
Deposits	1,776,275	1,588,147	1,581,645	1,545,858	1,539,739	1,682,210	1,552,485
Total equity	191,853	188,427	182,522	180,896	173,534	190,140	170,476
Tangible equity (a)	169,464	165,911	159,889	158,111	150,598	167,688	147,463

ASSET QUALITY
Net charge-offs	$2,363	$294	$706	$174	$239	$2,657	$531
Non-performing loans (d)	17,280	17,948	18,008	23,468	19,505	17,280	19,505
Non-performing assets (e)	17,573	18,328	18,525	23,679	19,719	17,573	19,719
Allowance for loan losses	24,130	26,233	23,478	23,923	19,656	24,130	19,656
Annualized net charge-offs to average loans	0.65%	0.09%	0.21%	0.05%	0.07%	0.39%	0.08%
Non-performing loans to total loans	1.15%	1.36%	1.38%	1.80%	1.51%	1.15%	1.51%
Non-performing assets to total assets	0.86%	1.00%	1.04%	1.32%	1.12%	0.86%	1.12%
Allowance for loan losses to total loans	1.61%	1.99%	1.79%	1.83%	1.53%	1.61%	1.53%
Allowance for loan losses to non-performing loans	139.64%	146.16%	130.38%	101.94%	100.77%	139.64%	100.77%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2020			June 30, 2019			June 30, 2020 vs. 2019

	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate
(in thousands)

Interest earning assets:
Commercial loans	$1,030,364	$10,479	4.09%	$857,748	$10,098	4.72%	$381	$1,848	$(1,467)
Mortgage loans	198,692	1,859	3.76%	182,134	1,713	3.77%	146	151	(5)
Consumer loans	227,024	2,350	4.16%	251,041	2,795	4.47%	(445)	(258)	(187)
Taxable securities	257,720	1,397	2.18%	230,085	1,282	2.23%	115	145	(30)
Tax-exempt securities	41,669	327	3.16%	51,413	373	2.91%	(46)	(76)	30
Interest-earning deposits	175,638	144	0.33%	81,735	525	2.58%	(381)	305	(686)
Total interest earning assets	1,931,107	16,556	3.45%	1,654,156	16,786	4.07%	(230)	2,115	(2,345)

Non- interest earnings assets:
Cash and due from banks	24,100			25,450
Other assets	103,786			85,051
Allowance for loan losses	(26,264)			(20,058)
Total assets	$2,032,729			$1,744,599

Interest-bearing liabilities:
Interest-bearing checking	$229,706	$47	0.08%	$182,480	$179	0.39%	$(132)	$37	$(169)
Savings and money market	782,121	228	0.12%	738,188	790	0.43%	(562)	44	(606)
Time deposits	170,659	551	1.30%	163,619	575	1.41%	(24)	23	(47)
Long-term advances and repos	27,090	55	0.82%	4,214	37	3.52%	18	65	(47)
Total int.-bearing liabilities	1,209,576	881	0.29%	1,088,501	1,581	0.58%	(700)	170	(870)

Non-interest-bearing liabilities:
Demand deposits	593,789			455,452
Other liabilities	37,511			27,112
Total liabilities	1,840,876			1,571,065
Shareholders' equity	191,853			173,534
Total liabilities and shareholders' equity	$2,032,729			$1,744,599

Fully taxable equivalent net interest income		15,675			15,205		$470	$1,946	$(1,476)
Net interest rate spread (1)			3.16%			3.49%
Net interest margin, fully taxable equivalent (2)			3.26%			3.69%
Taxable equivalent adjustment		(84)			(104)
Net interest income		$15,591			$15,101

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019			Six Months Ended June 30, 2020 vs. 2019
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$956,257	$20,352	4.28%	$855,985	$20,025	4.72%	$327	$2,274	$(1,947)
Mortgage loans	195,274	3,695	3.81%	181,928	3,434	3.81%	261	261	—
Consumer loans	231,680	4,894	4.25%	255,634	5,673	4.48%	(779)	(503)	(276)
Taxable securities	254,694	2,885	2.28%	221,939	2,480	2.25%	405	371	34
Tax-exempt securities	41,945	659	3.16%	49,366	706	2.88%	(47)	(112)	65
Interest-earning deposits	143,485	542	0.76%	98,520	1,233	2.52%	(691)	410	(1,101)
Total interest earning assets	1,823,335	33,027	3.64%	1,663,372	33,551	4.07%	(524)	2,701	(3,225)

Non-interest earnings assets:
Cash and due from banks	24,897			25,898
Other assets	96,923			79,556
Allowance for loan losses	(24,992)			(19,658)
Total assets	$1,920,163			$1,749,168

Interest-bearing liabilities:
Interest-bearing checking	$219,866	$207	0.19%	$189,111	$384	0.41%	$(177)	$55	$(232)
Savings and money market	766,467	770	0.20%	746,197	1,584	0.43%	(814)	43	(857)
Time deposits	165,805	1,136	1.38%	158,470	1,037	1.32%	99	50	49
Long-term advances and repos	15,569	91	1.18%	4,241	74	3.52%	17	93	(76)
Total int.-bearing liabilities	1,167,707	2,204	0.38%	1,098,019	3,079	0.57%	(875)	242	(1,117)

Non-interest-bearing liabilities:
Demand deposits	530,072			458,707
Other liabilities	32,244			21,966
Total liabilities	1,730,023			1,578,692
Shareholders' equity	190,140			170,476
Total liabilities and shareholders' equity	$1,920,163			$1,749,168

Fully taxable equivalent net interest income		30,823			30,472		$351	$2,459	$(2,108)
Net interest rate spread (1)			3.26%			3.50%
Net interest margin, fully taxable equivalent (2)			3.40%			3.69%
Taxable equivalent adjustment		(170)			(204)
Net interest income		$30,653			$30,268

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP.  See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.”  Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures.  The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP.  When these exempted measures are included in public disclosures, supplemental information is not required.  The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total.  This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets.  For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time.  The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2020	2020	2019	2019	2019	2020	2019
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$15,590	$15,062	$15,201	$15,142	$15,101	$30,653	$30,268
Fully taxable equivalent adjustment	84	86	98	101	104	170	204
Fully taxable equivalent net interest income (non-GAAP)	$15,675	$15,148	$15,299	$15,243	$15,205	$30,823	$30,472

Average interest-earning assets (GAAP)	$1,931,107	$1,715,562	$1,705,766	$1,665,793	$1,654,156	$1,823,335	$1,663,372
Net interest margin - fully taxable equivalent (non-GAAP)	3.26%	3.55%	3.56%	3.63%	3.69%	3.40%	3.69%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income).  The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization.  This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2020	2020	2019	2019	2019	2020	2019
EFFICIENCY RATIO
Net interest income (GAAP)	$15,590	$15,062	$15,201	$15,142	$15,101	$30,653	$30,268
Fully taxable equivalent adjustment	84	86	98	101	104	170	204
Fully taxable equivalent net interest income (non-GAAP)	$15,675	$15,148	$15,299	$15,243	$15,205	$30,823	$30,472

Non-interest income (GAAP)	$5,080	$4,730	$5,106	$4,956	$5,086	$9,810	$10,011
Less: changes in fair value of equity investments	—	—	—	—	—	—	—
Less: net (gains) losses on security transactions	—	—	—	—	(19)	—	(19)
Adjusted non-interest income (non-GAAP)	$5,080	$4,730	$5,106	$4,956	$5,067	$9,810	$9,992

Non-interest expense (GAAP)	$13,224	$13,749	$14,851	$13,525	$13,823	$26,976	$27,320
Less: amortization of intangible assets	(119)	(132)	(144)	(151)	(151)	(251)	(314)
Less: legal reserve	—	—	—	—	—	—	—
Adjusted non-interest expense (non-GAAP)	$13,107	$13,617	$14,707	$13,374	$13,672	$26,725	$27,006

Efficiency ratio (unadjusted)	63.98%	69.47%	73.13%	67.30%	68.47%	66.67%	67.83%
Efficiency ratio (adjusted)	63.15%	68.50%	72.08%	66.21%	67.44%	65.77%	66.74%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets.  Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets.  Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2020	2020	2019	2019	2019	2020	2019
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$194,589	$190,447	$182,627	$182,044	$178,387	$194,589	$178,387
Less: intangible assets	(22,315)	(22,434)	(22,566)	(22,710)	(22,861)	(22,315)	(22,861)
Tangible equity (non-GAAP)	$172,274	$168,013	$160,061	$159,334	$155,526	$172,274	$155,526

Total assets (GAAP)	$2,050,921	$1,841,329	$1,787,827	$1,793,643	$1,752,997	$2,050,921	$1,752,997
Less: intangible assets	(22,315)	(22,434)	(22,566)	(22,710)	(22,861)	(22,315)	(22,861)
Tangible assets (non-GAAP)	$2,028,606	$1,818,895	$1,765,261	$1,770,933	$1,730,136	$2,028,606	$1,730,136

Total equity to total assets at end of period (GAAP)	9.49%	10.34%	10.22%	10.15%	10.18%	9.49%	10.18%
Book value per share (GAAP)	$40.50	$38.83	$37.35	$37.35	$36.64	$40.51	$36.64

Tangible equity to tangible assets at
end of period (non-GAAP)	8.49%	9.24%	9.07%	9.00%	8.99%	8.49%	8.99%
Tangible book value per share (non-GAAP)	$35.86	$34.25	$32.74	$32.69	$31.95	$35.86	$31.95

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period.  Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except ratio data)	2020	2020	2019	2019	2019	2020	2019
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$191,853	$188,427	$182,522	$180,896	$173,534	$190,140	$170,476
Less: average intangible assets	(22,389)	(22,516)	(22,633)	(22,785)	(22,936)	(22,452)	(23,013)
Average tangible equity (non-GAAP)	$169,464	$165,911	$159,889	$158,111	$150,598	$167,688	$147,463

Return on average equity (GAAP)	12.22%	5.32%	9.14%	4.29%	11.51%	8.80%	11.18%
Return on average tangible equity (non-GAAP)	13.83%	6.04%	10.43%	4.91%	13.27%	9.98%	12.92%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items.  The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Six Months Ended
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(in thousands, except per share and ratio data)	2020	2020	2019	2019	2019	2020	2019
NON-GAAP NET INCOME
Reported net income (GAAP)	$5,829	$2,491	$4,204	$1,956	$4,981	$8,318	$9,449
Net (gains) losses on security transactions (net of tax)	—	—	—	—	(14)	—	(14)
Net income (non-GAAP)	$5,829	$2,491	$4,204	$1,956	$4,967	$8,318	$9,435

Average basic and diluted shares outstanding	4,850	4,895	4,879	4,871	4,866	4,868	4,863

Reported basic and diluted earnings per share (GAAP)	$1.20	$0.51	$0.87	$0.40	$1.02	$1.71	$1.94
Reported return on average assets (GAAP)	1.15%	0.55%	0.93%	0.44%	1.15%	0.87%	1.09%
Reported return on average equity (GAAP)	12.22%	5.32%	9.14%	4.29%	11.51%	8.80%	11.18%

Basic and diluted earnings per share (non-GAAP)	$1.20	$0.51	$0.87	$0.40	$1.02%	$1.71	$1.94
Return on average assets (non-GAAP)	1.15%	0.55%	0.93%	0.44%	1.14%	0.87%	1.09%
Return on average equity (non-GAAP)	12.22%	5.32%	9.14%	4.29%	11.48%	8.80%	11.16%

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714